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                                                                EXHIBIT 99(a)(3)

LETTER TO DTC PARTICIPANTS


                             BELL MICROPRODUCTS INC.

                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING:

            3 3/4 % CONVERTIBLE SUBORDINATED NOTES, SERIES B DUE 2024
                             (CUSIP NO. 078137AC0 )


      THE TENDER OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON JANUARY 18, 2007, UNLESS EXTENDED BY BELL MICRO (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").


                                                               December 13, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Enclosed is an Offer to Purchase (the "Offer to Purchase") and the related Letter of Transmittal, relating to the offer by Bell Microproducts Inc., a California corporation (the "Company" or "Bell Micro"), to purchase for cash any and all of its $109,850,000 outstanding 3 3/4 % Convertible Subordinated Notes, Series B due 2024 (the "Notes") at a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

      To receive the purchase price, holders of Notes must tender Notes in the manner described in the Offer to Purchase and the related Letter of Transmittal on or before the Expiration Date. Bell Micro's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the tender offer is subject to certain conditions. See "The Tender Offer--Conditions of the Tender Offer" in the Offer to Purchase for a full description of conditions to the tender offer.


      Notes tendered in the tender offer may be withdrawn at any time on or prior to the Expiration Date. Bell Micro reserves the right (1) to waive any and all conditions to the tender offer, (2) to extend or terminate the tender offer or (3) to otherwise amend the tender offer in any respect.

      Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, as soon as practicable following the Expiration Date, Bell Micro will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, such payment to be made by the deposit of immediately available funds by Bell Micro with Global Bondholder Services Corporation, the depositary for the tender offer.

      We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their



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own name. You will be reimbursed by Bell Micro for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Bell Micro will pay all transfer taxes, if any, applicable to the tender of Notes, except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

      Enclosed is a copy of each of the following documents for forwarding to your clients:

      1. Offer to Purchase, dated December 13, 2006.

      2. A Letter of Transmittal for your use in the tender offer and for the information of your clients.

      3. A printed form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer.

      4. A return envelope addressed to the depositary. DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      PLEASE NOTE THAT THE TENDER OFFER WILL EXPIRE AT THE EXPIRATION DATE, WHICH WILL BE AT 9:00 A.M., NEW YORK CITY TIME, ON JANUARY 18, 2007, UNLESS EXTENDED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

      A Letter of Transmittal or an Agent's Message, together with a confirmation of book-entry transfer of Notes, must be received by the depositary on or before the Expiration Date with respect to holders wishing to receive the purchase price for the Notes.

      The Company, upon request, will reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Any questions or requests for assistance you have with respect to the tender offer should be directed to Credit Suisse Securities
(USA) LLC, as the dealer manager, or Global Bondholder Services Corporation, as the information agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase and the other tender offer materials may be directed to the Information Agent.

                                                Very truly yours,

                                                BELL MICROPRODUCTS INC.

      Nothing herein or in the enclosed documents shall constitute you or any person as an agent for Bell Micro, the trustee or the depositary, or authorize you or any other person to make any statements on behalf of any of them with respect to the tender offer, except for statements expressly made in the Offer to Purchase and the Letter of Transmittal.


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